Exhibit 99.1

Company:	SANDERSON FARMS, INC.

Conference Title:	Sanderson Farms, Inc. Second Quarter 2020 Conference Call

Conference ID:	8852541_1_snm4CO

Moderator:	Op Assist

Date:	April 02, 2020

Operator: Welcome to the Sanderson Farms conference call to discuss the company’s response to COVID-19 and an update on the current poultry markets. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson: Thank you. Good morning and welcome to Sanderson Farms conference call to share with you some of the steps the company is taking to deal with the COVID-19 crisis. Mike and Lampkin are also on the call. Before we make any further comments, I’ll ask Mike to give a cautionary statement regarding forward looking statements.

Mike Cockrell: Thank you, Joe, and good morning everyone. We apologize for the echo that you hear but we’ll do our best. This morning’s call will contain forward looking statements about the business, financial conditions, and prospects of the company.

Examples of forward-looking statements include statements regarding supply and demand factors, future grain and chicken market prices and conditions, national and global economic conditions, production levels and product mix, and our future growth plans.

The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our most recent annual report on Form 10-K and in the company’s quarterly report on Form 10-Q filed with the SEC in connection with our first fiscal quarter ended of January 31, 2020.

Page | 1

In addition, there are other risks and uncertainties about the effect on our business of the COVID-19 pandemic including the potential for labor shortages and inability of our contract producers to manage their flocks, supply chain disruptions for feed grains, changes in consumer orders due to shipping consumer patterns, changes in poultry market prices, increases in wage expense, disruptions in logistics, and the distribution chain for our products, liquidity challenges and an overall decline in global, commercial activity and a national and global economic recession among other unfavorable conditions. The conditions created by this pandemic and its effect on our business are fluid and rapidly involving.

Joe Sanderson: Thank you, Mike. Let me begin by stating the obvious. These are challenging and unprecedented times for all of us. I will describe steps the company is taking to address this crisis but first I want to say how especially proud I am of the dedicated work and the perseverance of our employees, our contract producers, our customers, our vendors, the consumers who buy our products, and the communities in states in which we operate.

All those who support our ability to produce and deliver a safe, high quality and affordable chicken product for consumers and our customers are coming to work every day. Like all of us, they are dealing with uncertainty and anxiety, but they are coming to work. I am very grateful for that.

We are also grateful for all of the health care professionals and first responders who are working tirelessly to protect the health of all of us. We express our sympathy to those who have been affected by COVID-19 including our 15 employees who have tested positive for the virus and we pray and hope for their full recovery.

Let me summarize for you some of the actions we have taken in light of the current crisis. We developed and implemented these steps using the Centers for Disease Control guidelines in consultation with local and state health authorities and experts in the fields of infectious disease and epidemiology.

Page | 2

All of our company health professionals have been trained to spot COVID-19 symptoms in our employees and we have reinforced and supplemented our personal hygiene, cleaning and sanitizing protocols in our facilities.

This includes using third party cleaning specialists to completely sanitize every building at every location every weekend. Any employee who tests positive for the virus or exhibit symptoms consistent with an infection is sent home to self-quarantine until cleared to return to work by health care professionals with full pay.

Lampkin, Mike and I and other employees in the high-risk group continue to work from home. We remain healthy but we are doing this as a precaution. We have also suspended all travel, other than essential day trips, to our facilities.

Our executive committee meets each day at 9 a.m. with our COVID-19 response team to get morning reports and to get reports on how our facilities are performing and operating. Our COVID response team holds an additional meeting at 4 o’clock every afternoon to discuss the day’s activities.

Our Board of Directors is meeting at least each Friday by conference calls for a weekly update on company operations and our response to this crisis and will meet sooner or more frequently if circumstances warranted. Directors are receiving regular written updates with information necessary for the board to exercise its oversight and responsibilities. All of our facilities and the general office continue to operate normally and with few exceptions attendance across all locations remains acceptable.

We are communicating constantly with our employees through communication stations located in our facilities, through telephone and Smart phone apps, with the telephone COVID hotline where

Page | 3

employee questions are answered by our nurses, through oral conversations with our supervisors, and with regular written and social media updates. As you might expect, these communications stress in large part how employees can protect themselves from COVID-19.

Managers in the field are monitoring emails and social media comments by our employees and whenever we identify issues or concerns being expressed by our employees, we are having personal conversations with them to address those concerns and solicit feedback on how we can make them feel more comfortable.

The company has installed hand sanitation equipment through all of its facilities, has imposed personal travel restrictions on employees, contractor producers, contractors and vendors and limited business travel to essential travel to our locations and has restricted access to visitors not considered essential.

We are taking the temperature of every person attempting to enter any of our locations. Anyone with a temperature greater than 100 degrees Fahrenheit is asked to consult with their health care providers and is denied access to our facilities. We want our employees to understand that the company has no greater priority than their health, safety and welfare. While attendance has for the most part been acceptable, we have had pockets of larger than normal absenteeism. We understand and expected that and appreciate the anxiety caused by this unique crisis.

Our industry has been designated by the Federal Government and the states in which we operate as an essential, critical infrastructure business. I think our employees understand that when they make the decision every day to get up and go to work. They are supporting not only themselves and their families but also their neighbors, their state and the nation.

As an indication of our appreciation for what they do, beginning this past Monday, March 30th, until Friday, June 26th, Sanderson Farms implemented a weekly attendance bonus for all employees who work all their scheduled hours equivalent to $1 an hour for each hour worked. This perfect attendance bonus is applicable across all hourly pay rates and includes new hires.

Page | 4

We have had 15 employees test positive for the COVID-19 virus. We have 36 employees awaiting results of the test. Once we confirm those employees tested positive, we contacted all employees working in close contact with positive employees and asked them to also quarantine themselves at home until cleared for return to work by healthcare professionals with full pay. 30 are out for this reason. As of last night, we have 204 employees under quarantine at home with pay because they have exhibited symptoms consistent with the virus.

Of those quarantined since the start of this crisis, 152 are healthy and have returned to work for which we are very, very grateful. We have communicated with every employee at the locations to inform them of the steps we are taking and to answer their questions. In addition to these cases, we have 415 employees at our Moultrie, Georgia facilities who live in Dougherty County, Georgia.

That county has experienced a spike in positive results and as a result we have asked those employees to quarantine at home with pay for 14 days. We have no indication these employees aren’t healthy but have done this as a precaution and on the advice and counsel of the local health department officials.

Our retail grocery store customers were simply overwhelmed at the beginning of this crisis. Once states and local communities began issuing shelter in place orders and discouraging consumers from gathering in restaurants, those consumers began to stock up on food supplies and cook at home.

As a result, the bread aisles, the canned staple aisles, the meat case and the paper products aisles were empty. Some of that was panic buying and pantry loading to be sure, but options for consumers who get a significant number of their meals away from home are now significantly

Page | 5

limited and will most likely remain limited for at least the short term. We ran one shift at all of our tray pack plants the week of March 14 and ran all of our tray pack plants on both shifts on Saturday, March 21, to fill customer orders.

Four of our tray pack plants will operate one shift probably on April 4 and then beginning on April 18 we will operate both shifts at two plants every Saturday on an alternating basis if demand warrants. While retail grocery demand remains very strong, food service demand is very poor.

According to the National Restaurant Association, just in the last weeks alone, restaurants have lost over $25 billion in sales which is a 50% decline in sales dollars since March 1; 44% of operators have temporarily closed their restaurants and 11% already anticipate permanently closing within 30 days.

Restaurants also have had to lay off more than 3 million employees with 7 in 10 restaurant operators reporting that they have laid off employees. Of those that are still operating, more than half have changed their business model and are now selling product for only off premises consumption.

In mid-March, 28% of consumers said they would avoid eating in restaurants. By the end of the month, that number was over 70%. To state the obvious again, given this environment, we have too many big bird food service chickens and not enough tray pack birds.

Let me tell you how we plan to change our operations over the next few weeks to meet these market demands and Lampkin will put some numbers to those changes in a minute. We need more tray pack chickens to meet demand but can’t run our tray pack plants every weekend.

Our employees need time off and need to rest to stay healthy and asking them to come to work every Saturday is not an option. In Texas, Mississippi and North Carolina, we can pull birds early from our big bird program and run them on Saturdays at our tray pack plants. So for example, in Texas, we can pull birds from Waco and Palestine and run them at Bryan and Tyler.

Page | 6

That does two things. It allows us to produce more tray pack product immediately and it reduces our big bird production when those birds are pulled out of the field early that would have been processed at our big bird. We will Tyler, Bryan, McComb and Kinston on one shift this weekend, pulling birds away from our big bird locations.

Then beginning April 18, we will operate both shifts giving Kinston and Bryan one weekend, both shifts at McComb and Tyler the next. Back to Kinston and Bryan the next, and so on. We can we can continue this for as long as demand warrants. Given the current food service environment though, we will still have too many food service chickens.

In addition to pulling birds from our big bird program, we have also reduced egg sets at our big bird plants and have pulled egg from incubators. We will run our big bird plants well below capacity for the next few weeks, and as warranted by demand, have plans in place that will reduce production at those plants for the balance of fiscal year. I will pause now and ask Lampkin to put some numbers to this. And I will come back in a few minutes to discuss grain, the export market, and to answer your questions.

Lampkin Butts: Thank you, Joe. And good morning everyone. Let me put some numbers around the production changes Joe described. On our first quarter call in February, we estimated that we would produce 1.23 billion pounds of product during our second fiscal quarter.

In that estimate was an assumption that we would produce 767 million pounds, or 62.2% of our mix, at big bird plants and 467 million pounds, or 37.8% of our mix, at our tray pack plants. We still think we will produce 1.23 billion pounds of product during our second quarter, but the mix will be different. We now estimate that we will produce 743 million pounds at our big bird plants and 489 million pounds at our tray pack plants.

Page | 7

We estimated on our first quarter call that we would produce 1.29 billion pounds of product during our third quarter, but we now believe we will produce only 1.22 billion pounds. Our assumption for Q3 was that we would produce 785 million pounds at our big bird plants and 502 million pounds at our tray pack plants.

We now estimate that we will produce 707 million pounds at big bird plants and 514 million pounds at our tray pack plants. That would reduce our big bird mix by 3.1% in Q3 versus our earlier estimate, and increase our tray pack mix by 3.1%.

Finally, we estimated during our first quarter call that we would produce 1.27 billion pounds of product during Q4. We now estimate we will produce only 1.21 billion pounds. All of the 55.5-million-pound reduction in Q4 is at our big bird plants.

Joe mentioned we’re reducing egg sets at our big bird program. We began reducing egg sets last week. And by the end of May, we will be running 600,000 head per week at our Laurel, Hammond, and Hazlehurst plants rather than 650,000 head per week as originally scheduled. At our large big bird plants, we are reducing our processing rate from 1.3 million head per week to 1.2 million head per week, which we will accomplish by May.

Over the short term at least, because we’re pulling birds from big bird plants to run on Saturdays at our tray pack plants, our processing rate is even lower. At this time, we are not certain for how long we will continue this strategy as this environment is fluid and these estimates are subject to change depending on market circumstances.

Page | 8

If we continue as planned, the end result of these changes for the fiscal year will be to reduce big bird production by 1.8% during Q2, 3.1% in Q3, and 1.8% in Q4 compared to our February estimates. We will increase tray pack volumes by the same amount. We estimated in February that overall production would be higher by 7.6% during fiscal 2020 compared to fiscal 2019. That estimate is now 4.9%.

Orders for prepared chicken produced in our Flowood, Mississippi plant are off more than 50%, and for some customers 75%. Most all of that production typically goes to food service customers, and there is simply little demand for that product.

We have the ability to produce individually quick-frozen chicken portions for retail grocery store customers at the prepared chicken plant, and we’re working with some of our tray pack customers to produce for them IQF product that comes out of our big bird plants. We will eliminate shifts at the prepared chicken plant to match production with demand going forward.

Before I turn the call over to Mike, let me add my expression of gratitude to our employees, growers, vendors, customers, and everyone else associated with Sanderson Farms. We couldn’t meet our obligation to customers without the work of our employees and growers. And I am so very grateful for their dedication and work during this time of uncertainty. At this time, I’ll turn the call over to Mike.

Mike Cockrell: Thank you very much, Lampkin. Fortunately, we entered this crisis with a strong balance sheet. Our total debt outstanding under our revolver is now $200 million dollars. And we have approximately $23 million and letters of credit outstanding.

Accordingly, we have $776.9 million available to us under our line of credit. We are talking with our banks on a regular basis, and we’re also comfortable with their liquidity. We are confident that we have the liquidity we need to manage through this event, and we also have the right under our revolver to increase the available credit from a billion to 1,300,000,000 subject to bank approval.

Page | 9

In addition to our revolver, we believe we will qualify for the taxable loss carry back provisions of the CARES Act enacted in the law last week. While we were profitable during fiscal 2019, we reported a taxable loss for federal income tax purposes because we took advantage of accelerated depreciation deductions related to our new facilities and equipment upgrades. We can now carry that taxable loss back to prior years and contract obligations and apply for an accelerated refund of those taxes. We estimate that we’ll qualify for a refund of approximately $78 million.

Like many of you, we’ve run models and assumptions for the balance of the quarter and for the balance of the year, but it is simply impossible in this current environment to estimate with any level of confidence what chicken markets might look like as we move to the next few months.

Our tray pack margins have been higher than big bird margins every quarter but two since the first quarter of 2018. Big bird margins were higher than tray pack margins during last year’s Q2 and Q3. And we seemed to be moving back in that direction until last week. Modeling big bird margins in this environment, frankly, is just futile.

We expect tray pack margins, though, to remain good. While we will be producing more tray pack product then we estimated in February, our selling prices for the most part are fixed and won’t change significantly. However, if demand remains strong, we should improve our tray pack mix over the short term.

Our processing costs at our tray pack plants will benefit from the additional volume, but we’ll be paying overtime for Saturday work. And we estimate that the attendance bonus described by Joe will cost 9.5 million over the next three months.

Page | 10

As Joe said, we’re in unprecedented times, that it is precisely this sort of uncertainty that motivates us to manage our balance sheet the way that we do. And given our liquidity, we plan to maintain our Cap-X program as previously scheduled, and as disclosed in previous calls.

Finally, I too want to thank our employees, our board of directors, and everyone associated with this company for their work and dedication to seeing this company and our country through this crisis. We have a very talented group managing this company, and their focus is impressive. We will manage this. And on the other side, we’ll apply what we’ve learned to make Sanderson Farms an even better company. At this point, I’ll turn the call back over to Joe.

Joe Sanderson: Mike’s cell phone. Okay, thank you, Mike. Let me give you a quick update on grain. Had we priced all of our grain at yesterday’s close, grain cost during fiscal 2020 based on fiscal 2019 volumes would be $22-1/2 million less than during the 2019. However, we have priced little of our needs past April. As of today, we have priced 60% of our April corn needs and 10% of our May need.

As for soybean meal, we have priced only 30% of our April needs. We remain close to the market for a couple of reasons. One, as demonstrated by USDA’s Tuesday Report, there will be an ample supply of grain if farmers in the United States plant the number of acres estimated by USDA. The agency estimates farmers will plant 97-million-acres of corn and 83.5 million acres of soybeans. Applying the yield estimates published by USDA at its Ag Outlook Forum in February implies production of almost 16 billion bushels of corn and 4.1 billion bushels of soybeans.

Two, the current environment is not only impacting demand for protein, but also demand for grain. Lack of profitability in the ethanol market has led to plant closures and corn exports are still much smaller than a year ago. We expect an adjustment to demand assumptions when the next grain balance sheets are published in May.

Page | 11

A corn crop as large as prospective planning is implying, would suggest harvest corn prices substantially lower than current December corn futures assuming normal growing conditions. While we could have priced all of our grain needs now at costs lower than last year, we believe there’s room for grain prices, especially corn, to go lower.

Export markets are mixed. The value of the dollar and the price of oil are creating liquidity issues and making it difficult for some markets to buy the volumes they would like. Dark meat prices are holding up some better than white meat. The volumes to Mexico, Kazakhstan, Angola and African countries are down. With current uncertainty, most export partners are buying hand to mouth. Leg quarter prices to Mexico, Cuba, and other markets are currently in the mid to high a 20-cent range.

Inquiries from China continue to increase. The economy in China continues to slowly recover and the number of additional reported Covid-19 cases has dropped significantly over the past week. The government in China is encouraging people to return to work and we are experiencing no logistical issues getting product into the country. Chinese demand for paws, gizzards, and drumsticks remain strong.

Leg-quarter demand has slowed some, but we expect demand to pick up next week when importers start applying for their monthly tariff waivers. Given the weakness in domestic wing sales, we have sold 65 loads of whole wings to China and expect to sell more this week and next. We’ve also sold 210 loads of dark meat to China, and 503 loads of paws. We’ve maintained our optimism regarding the Chinese market despite the current market uncertainty.

We’re in the midst of an unprecedented challenge. This is true in our company, foreign nations, and the world. Our top priorities as we managed through this crisis is, without question, the health and welfare and benefit of our employees. That is the first thing we talk about each morning at 9 o’clock and will continue to be our primary focus.

Page | 12

Our second focus is going to be to serve our customers. Some people in the hard-hit areas of our country went to empty grocery stores two weeks ago. And the inability to get food has heightened stress and anxiety already felt by consumers across the country. We are going to do our best to continue to provide safe high-quality chicken to our customers.

Finally a lot of our customers are hurting. Restaurants are closing. Many restaurant employees have lost their jobs. In some cases, family businesses have been lost. That affects not only those businesses and families but also the communities in which they operate and live.

We will do everything we can between now and the end of this crisis to help them survive and emerge strong on the other side of this crisis than we were when it began. (Kevin) with that I will answer any questions that you may have.

Operator: Ladies and gentlemen if you wish to ask a question at this time please signal by pressing Star 1 on your telephone keypad. Please ensure the mute function on your telephone is switched off to allow your signal to reach our equipment. Again that is Star 1 to ask a question. Our first question today comes from Heather Jones of Heather Jones Research. Please go ahead.

Heather Jones: Good morning everyone.

Joe Sanderson: Good morning Heather.

Heather Jones: Good morning, glad you guys are healthy and doing well.

Joe Sanderson: Thank you.

Page | 13

Heather Jones: As far as your production adjustments so it sounds like some regions of the country are far worse than others and understandably the Northeast is the worst of all. But we’ve heard that, you know, there are some loads of boneless trading at 40 cents, 50 cents and again it may not be that bad in other areas. But when you’re talking about taking eggs out of incubators, reducing egg sets that helps, you know, a few weeks from now but it doesn’t help now.

So just wondering if you could help us understand the cost benefit analysis you guys did when deciding maybe not maybe to begin slowing down feed rations or euthanizing birds or whatever stuff that could have a more immediate effect on production? Just wonder if you could walk us through your thought process?

Joe Sanderson: We took a worst-case scenario. Let me kind of explain to you that out of our big bird business is probably 65%. It’s different for different products. But generally the demand is probably off 60% to 65%. Wings might be worse would you say Lampkin?

Lampkin Butts: Yes ((inaudible)) worse.

Joe Sanderson: But boneless breast tenders and boneless thigh meat is probably off – demand is off 60% to 65% and if you just look at those cut wings, whole wings boneless breasts and tenders and thigh meat. And so you look at what your cut-out is on what regular - the 35% you’d have left plus what you’re selling the rest of it for and say it’s 40 cents to 60 cents a pound and put it all back together.

And get you a return on that and see if it makes sense when you get your whole bird put back together and see if it makes sense to bring that to the plant and put 18 cents more cost in it and see what your return is or see if it makes sense to euthanize it – euthanize the birds out in the field, and it did not make sense to euthanize them.

It makes sense to bring them in, process them, get the cost out of them, add the cost and get the return on them. It didn’t make sense to euthanize them so we looked at it and said process the birds and sell them.

Page | 14

Heather Jones: And is it feasible - is one option - is it even possible to change feed rations to dramatically slow the growth rate of the bird?

Joe Sanderson: It doesn’t make, you know, it makes sense to grow them the best you can to the lowest cost you can. It doesn’t make sense to do that. It makes sense to do everything the best you can do it. You grow them the best you can, you process him the best you can and you get the highest yield you can. That, you know, it makes sense for us to buy corn as cheap as we can buy it and buy soybean meal as cheap as we can buy it and just do everything the best you can. That’s always the case.

Heather Jones: And so I want to get really big picture and just wondering what - want to get your response to this. So, you know, the demand that we saw earlier in the month wasn’t true demand because like you said it was some panic buying and pantry loading. But when you look at the setup of the chicken industry you have this dislocation of where production is and where demand is.

And if the industry responds as you guys are responding which makes economic sense like what kind of adjustments can be made throughout the industry to make – start getting the product to where it’s needed, because I think you guys still have some retail customers on allocation and I know others do as well and yet you’re selling for 40 cents into the food service channel. So like what needs to be done on the back end to shift production to where it needs to be?

Mike Cockrell: Hey Heather. This is Mike. I’m not sure I understand what you’re saying. Of course with respect to the industry, you know, we have no response to that. We’re just managing with our customers and getting product to them and filling their orders as best we can.

And we’ve been doing that. I mean we were challenged at the very beginning of this crisis to fill every order frankly but since then we’ve been able to manage and the logistics and get it where it needs to be. So with respect to our customers we’re managing that. I don’t know about other parts of the country and other products…

Page | 15

Joe Sanderson: We were unable – we just we were unable to fill every order for the first two or three weeks. We just – so we allocated like 30%. We’ve tried to…

Lampkin Butts: Thirty-percent additional.

Joe Sanderson: Yes, we gave everybody the same amount - all of our customers - and you know who all of our customers are. It’s on the Web site. We tried to treat each one of them equally. And everybody attributed all of that to hoarding but that if you’ll – I’d tried to make – point that out in my comments.

Some of that might have been hoarding but a lot of it was - people usually get half their meals it’s - it out in restaurants and then half their meals at home and restaurants are closed. So when they’re not - then they have to get them all just about - now there’s a lot more take out. They can - a lot of restaurants are doing take out and so that’s picking up a little bit more but now for a while it was all at home. That’s why all that – that’s a big reason why all that happened.

Heather Jones: Yes okay so I’ll follow-up with that later. Thank you so much for your help.

Joe Sanderson: Okay you bet.

Operator: Our next question comes from Peter Galbo of Bank of America. Please go ahead.

Peter Galbo: Hey guys, good morning. Thank you for taking…

Joe Sanderson: Morning Peter.

Page | 16

Peter Galbo: …the questions and glad to hear that everyone’s safe.

Joe Sanderson: Thank you.

Peter Galbo: Joe just from an operational perspective, you know, obviously you guys are doing a ton at the plant level to make sure that all the employees are, you know, coming into the plants and everything is safe.

I guess just as the virus starts to really migrate its way south and become more prevalent in a lot of these states just what are you doing from a contingency standpoint that if, you know, if it starts to overcome the employment base in terms of thinking about potentially shutting down plants, you know, full scale for a couple of weeks if the just any insight there would be helpful.

Joe Sanderson: Well our Moultrie plant is as I pointed out we sent 400 people out of 1500, they have 1500 employees at Moultrie. Moultrie is going to certainly be challenged to operate as efficiently as before we sent those 400 people home. That’d be a prime example. So what you’ll do in that plant is slow the lines down.

We have some flexibility about simplifying the product mix at that plant and slowing the lines down. We’re operating here at around Easter. And they have a four-day week coming up and I’m going to tell you what we’re going to do in the next four weeks. And then I’m going to tell you at the end of what you ultimately would end up doing. But we’ll slow them down for two weeks and then will make a decision are we going to let those people come back to work after two weeks?

I don’t know. I don’t know the answer to that. It’s – if they – that county is - still my judgment is that county Dougherty County is still going to be a hotbed. So my guess is we’re going to keep paying those people to stay away from the plant in Moultrie but we will have hired probably 200 people also. And there’ll be a training. and but we have the flexibility to slow the lines down and instead of running 1.3 million over the next four weeks we can run - how many will we run, a million? A million.

Page | 17

Lampkin Butts: About a million week.

Joe Sanderson: And we run a million a week and the birds won’t get too big. We can do that at Moultrie.

Lampkin Butts: Now we can slow that age down to lower than normal to fill the retail, the usual retail demand. We ran some strategies there. So the age - going into this age is less than what it would normally be.

Joe Sanderson: Yes.

Lampkin Butts: That gives us a little cushion.

Joe Sanderson: Now ultimately if you had a bad outbreak and had a lot of people out of the plant and we go to the plant, just doing - they’re running only 50% capacity right now in that area. What you’d have to do in that case is you would have to euthanize birds in the field and bury them on the farm if you couldn’t run them. And that’s what you’d end up doing.

And we are – we are set up to do that if we have to do it. We know how to do it and we have contractors set up to do it. And you use foam and it’s – you euthanize the birds on the farm and get back hoes in there and bury them on the farm and do it. And so we have that contingency ready to go if we have to do that.

Peter Gable: Okay thanks very much for the color on that. And I guess just as a follow-up to Heather’s question, you know, the temporary egg set reductions, you know, what is the I guess the appetite of the industry or in your opinion kind of how big of a decline do we need to see before more aggressive action is taken in terms of reducing grandparent stock or other layer flocks, you know, to really kind of downsize production?

Page | 18

Joe Sanderson: I have no clue about the rest of the industry. I don’t know about that really ((inaudible)).

Peter Gable: Okay I’ll leave it there. Thanks guys.

Lampkin Butts: Thank you Peter.

Joe Sanderson: Thank you Peter.

Operator: Our next question comes from Ken Goldman of JP Morgan.

Ken Goldman: Hi, thank you and my best wishes as well and thank you for doing this call.

Joe Sanderson: You bet.

Ken Goldman: Mike I know it’s difficult to obviously give any forecasts but I would imagine that you can have a little more visibility into your SG&A at this point not a lot but maybe a little bit more than your gross profit. But you previously guided to I think around $50 million each quarter in the next few quarters from SG&A. But can you walk us through as best you see it now any substantial changes to this line item at this point?

Mike Cockrell: You know I don’t anticipate any significant changes (Ken). I mean, you know, we had already reduced significantly our advertising budget and our marketing spend. We won’t be doing any of that. I mean our guys aren’t calling on customers right now. They’re not traveling. Our travel costs are going to be lower by some percentage. And frankly our legal fees may be a little bit lower because the court systems have put everything on hold pending, you know, so I’m probably not going to have as many hours spend on my legal issues as have had.

Page | 19

But other than that, you know, administrative salaries – the trainee program’s going to continue. We’re not going to change the trainee program. We need those people. It’ll be somewhat lower but I don’t anticipate it’ll be significant (Ken).

(Ken): Okay that’s all (Paul). And then my follow up Mike can you walk us through the tax refund that you talked about? I know it’s not official yet but you gave us a number to expect. Can you walk us through the accounting of that? Is it purely a cash impact? Does it affect your effective tax rate in your income statement as well?

Mike Cockrell: No it won’t affect our effective tax rate. It’s timing, you know, the law is going to allow us to take that and apply it to prior years instead of carrying it forward and offsetting future years. And so essentially what we’re doing is accelerating that refund and getting it this year than perhaps the next year.

(Ken): Great thanks so much.

Mike Cockrell: Absolutely. Thank you.

Operator: Our next question comes from Benjamin Theurer of Barclays please go ahead.

Benjamin Theurer: Yes. Hey, good morning. Thank you for taking this call and hope you are safe, that’s first. So quick question following up on the international market’s potential. So you’ve mentioned some increased demand out of China and obviously the ability to send some dark meat over.

Page | 20

I was wondering if you’re facing any logistic constraints right now on pluses in the U.S. considering that just a couple of weeks ago it was the outflowing side in China. But now because of COVID are you facing any additional screening, additional costs associated with the act of packaging and bringing it on the ship be it in New Orleans, be it in Houston? That will be my first question.

Lampkin Butts: No we’re not. No we’re not experiencing additional costs. Joe mentioned in here his remarks our product is getting into China even better now than it was two months ago. Export markets are weak because countries are closing their borders – Vietnam. They’re closing them because of the coronavirus and stay home orders. Vietnam, Philippines, Kazakhstan are all shutdown pretty much for future orders for the time being. Angola is off mainly because of price of oil is so cheap. So that – there’s enough of that going on that the export market is soft.

Mike Cockrell: And being we did have one day where the Port of Houston shut down for a few hours because of a positive employee there. But it was opened by the next morning at 7 am. It just hadn’t been any and I think if I understood your question correctly it was whether or not we were expecting any logistical issues like China experienced. We just hadn’t had any. None at this time.

Mike Cockrell: Ben we may have lost Ben if you want to go to the next question.

Operator: Okay our next question comes from Ben Bienvenu of Stephens Inc.

Ben Bienvenu: Yes, thank you good morning. Thanks for the update and all. All that goes with sentiments. Glad you all are in good health and hope that continues.

Mike Cockrell: Thank you.

Ben Bienvenu: I want to ask a follow up on your production. And, you know, that we certainly appreciate this given that, you know, all of our priorities have been reoriented here. But you guys are critical

Page | 21

to the food supply chain. And just given that we are in a national crisis does that change at all how you think about cutting production in a fundamentally soft environment versus an environment where it’s just more business as usual when the melons are soft.

Lampkin Butts: When we look at our food service business and it’s off 65%, I mean this is a different environment. We’ve been in environments where we’re printing red ink at our big bird deboning plants because boneless breast is trading 25 back of the Urner Barry but this is different.

The demand’s not there. It’ll come back. It’ll come back when this virus disappears. But for now, there’s just – there is no market. (Heather) mentioned it earlier. We’re – boneless breast is selling in the 40s and 50s. And so we’re just – we just, there’s no point in us trying to run full at those plants until this environment gets better.

Joe Sanderson: The restaurant’s - I mean the restaurants are closed.

Ben Bienvenu: Yes makes sense.

Lampkin Butts: Some of this product has been discounted we believe is going in freezers and that will not last forever. There’s not enough freezers to do that.

Joe Sanderson: Freezers are going to fill up.

Ben Bienvenu: Yes okay. Joe appreciate your comments on the grain market and where you guys stand at the moment. I’m curious has it gotten any easier to secure basis and kind of where do you stand on that and how do you think planting intentions even if corn acres do end up being a little bit lower than maybe what the initial indication is? How do you think about maybe basis normalizing moving forward?

Page | 22

Joe Sanderson: Basis – corn basis has come down from where it was in January, February. I think it might come down a bit more. We will not see a balance sheet until May for 2020. April will have the 2019 balance sheet. But you’re not going to see a 2020 balance sheet. It won’t take into account the reduction in exports and reduction in the ethanol brand for 2020 until May.

I think when that occurs and you see a substantial, you know, exports for 2020 are running 30, 40% behind the USDA projections. And you have ethanol plants closing. And when that is taken into account along with the planning intentions, you’re going to have a huge carryout in 2019 and in 2020.

It wouldn’t surprise me if there were some acreage shifted from corn to soy this year but not substantially – 2 or 3 million acres. That’s still – you’re still going to have some bushels from the corn for ethanol and exports to 2019 and 2020 carryout. And you’re going to have 2 or 3 million acres to the soy carryout. So I think it makes sense to be patient right now both on basis and on forward purchase.

Ben Bienvenu: Okay thank you very much. Thank you for the call this morning and I wish you well.

Joe Sanderson: Thank you very much.

Mike Cockrell: You too (Ben).

Operator: Our next question comes from Ken Zaslow of Bank of Montreal.

Ken Zaslow: Hey good morning everyone. I hope…

Mike Cockrell: Good morning.

Page | 23

Ken Zaslow: …you and your families stay safe and, you know, we’re always thinking of you guys. Let me ask just a few questions. One is how much oversupply of the big bird do you think needs to – I guess how much of the oversupply is in big bird? Do you think it’s by 3%, 10%, 8%, like, what do you think the actual oversupply relative to demand would be on the big bird?

Joe Sanderson: Our business, you know, we have a couple of – we have one customer that supplies retail grocery stores. His business is wide open. He brings our product in and he fully cooks it, puts it in a 3 or 5-pound bag, sells it to retail grocery stores. His is wide open.

But most of our customers as, you know, and you know who they are they’re in our book they sell to restaurants and they sell to hotels and they, you know, in-house dining. And that business is off 65%. So 65%. We’re selling about 35% of normal. And some of that includes people that are selling to retail grocery stores. It’s not - a 10% cut doesn’t even begin to scratch the surface.

Our cut is, you know, we have to keep the business intact. We have growers. We have employees. And I don’t know what to tell other people. It’s not my business to tell other people what to do. We did what we thought was right for our company and it’s not my business what to tell other people.

Lampkin Butts: Seventy-five percent of our big bird production ends up going through the food service distributors whose restaurant business has gone to nothing. Twenty-five percent is what Joe described is where the process ends up in retail. So 65% of that 75 leaves you with 50%. That’s the way ours is off 50%. We could probably – if we were down one shift everywhere, we’d balance.

Ken Zaslow: Do you think there will be so many closures that there will be a new run rate going forward? And I know that’s a really hard question and it’s more probably theoretical or philosophical. You know how do you think about that not just this year but going forward? I mean, you know, is there an issue that you may actually have to permanently change your mix and have you thought about that?

Page | 24

Joe Sanderson: No what I know for a fact is economics will clean this up. Economics will fix this one way or the other. And ((inaudible)) cannot tolerate this very long. I know. I’ve been here and done this whether it’s Avian Influenza or $8 corn or whatever it is. Industry cannot tolerate this.

Ken Zaslow: Okay. And when do you actually decide on making this production change, because again a couple of weeks ago things looked much different and you guys were…

(Crosstalk)

Male 1: …call? How fluid…

(Crosstalk)

Male 1: …is that decision? Sorry.

Joe Sanderson: We made our decision two weeks ago.

Ken Zaslow: Okay. And then my last question is how much do you think that the retail supplies can take in? And a comment on most of the events like it’s a – right now you’re on a four-way highway and you have probably eight lanes of cars coming into the retail side.

How does that logistics work and is there a, you know, bottleneck and how do you get – work through that side on the retail side? And I’ll leave it there. Thank you guys so much.

Joe Sanderson: The bottleneck getting it to the retailer.

(Crosstalk)

Page | 25

Male 2: …recap ((inaudible)).

Joe Sanderson: We usually had – we hadn’t had anything like this and, you know, we – when the run started, you know, grocery stores ran out and their warehouses ran out and I know for a time our sales guys were telling us they were moving product, you know, right into the store and then they had to refill their warehouses. But they had a – we had – they had some problem at the warehouses and…

(Crosstalk)

Male 2: …labor.

Joe Sanderson: That’s right. They – it wasn’t us but they had the – some buyer – they were short labor in the warehouses and drivers. They just didn’t – they had trucks, I mean, they didn’t have enough trucks or drivers or warehouse people.

Male 3: And that’s true for everybody.

Joe Sanderson: Yes.

(Crosstalk)

Joe Sanderson: …everybody.

Male 3: Not just chicken.

Joe Sanderson: Yes. But not us. Well, stay well and…

Page | 26

Male 1: Thank you very much and stay well.

Joe Sanderson: You bet. Thank you.

Operator: Our next question comes from Robert Moskow of Credit Suisse.

Robert Moskow: Hi. Thank you for doing this call.

Joe Sanderson: Thanks.

Robert Moskow: I had a question about tray pack pricing. I think you said that the selling prices are fixed in the near-term but that might improve going forward. Can you give me a sense of the duration of the fixed nature of the pricing, and then what would help the pricing improve after that?

Joe Sanderson: Well, the prices on 80% of our customers are set for a year, maybe two years. Twenty percent probably have a bracket and the bracket would move but the bracket’s not going to move with – the bracket is determined.

An EMI bracket probably is the most common but with wings and legs and boneless going down every day on the EMI, that’s going to pull the whole bird price down so that bracket’s not going to move up.

Back in March when the EMI was moving up every day you were probably going to get a jump in bracket at some point, but that would only affect probably 20% of our customers.

Page | 27

But what will affect us more than anything is the percentage of product going into trays. Yes you probably have heard on past – you’ve probably heard it in the last conference call that while our price didn’t go up, our mix input – so our – and that’s what you’re going to see on this next quarter.

Our mix – we’re probably putting 55%, 60% of our product in a tray right now. That’s why we can’t convert Hammond and Hazlehurst to a 6-3/4-pound bird like we did in 2018.

We’re packing so much product in a tray today we couldn’t bring boneless breast and wings and tenders and drums and thighs into our other plants, because we’re already packing everything, we can in a tray now.

But our price is going to go up because we’re putting so much product in a tray and so you’ll see that’s how – that’s where it’s going to happen. When we report the next quarter, our price will improve because of the mix, not because the price went up.

Robert Moskow: Oh, I see. Okay. All right. Thank you for the questions again.

Male 3: Thank you Rob.

Joe Sanderson: You bet.

Operator: Our next question comes from Michael Piken of Cleveland Research.

Joe Sanderson: Michael…

(Crosstalk)

Page | 28

Michael Piken: Well, how are you all? Hi. How are you? Good – glad that you’re all safe. I just wanted to circle back a little bit more in terms of like total meat consumption in the US.

Like how do you see, you know, chicken, you know, competing? I know in the past you’ve talked about, you now, pork being a bigger competitor in retail and beef being the bigger competitor on the food service side.

Like what do you think, you know, and with, you know, potentially unemployment going up like what do you think is going to happen to the total meat consumption and how does chicken compete against, you know, beef and pork in that type of environment?

Joe Sanderson: Well, there’s nothing going into food service right now to amount to anything but we’re doing very well at retail. There are no ads. Everything’s going in, you know, at full price and the retail grocery stores are doing very well.

There’s a lot of pressure on wholesale of beef and pork right now for some reason. The – those prices are down – limit down the last couple of days and they are oversupplied.

I don’t really – I don’t know why that is but I guess they’re – the – particularly beef is not going into - particularly the prime cuts are not going to food service like a - white tablecloth restaurants.

The tenderloins and loin cuts are not going to white tablecloth restaurants and so they’re getting hammered right now. And bacon is not going to food service…

(Crosstalk)

Joe Sanderson: …which is – that’s a lot of bacon and that cut is – dropped like a rock.

Page | 29

Male 2: It has.

Joe Sanderson: …the bellies. But we’re – we – we’re doing fine to retailing. We can’t get enough.

Michael Piken: I guess that, you know, put another way like, I mean, your wholesale prices are going down and that, you know, those tenderloins are showing up more at the supermarkets at, you know, heavily discounted prices. Are you worried about what demand might look like…

Joe Sanderson: Yes.

Michael Piken: …you know, late spring or the summer or like how does it ((inaudible))? They only have so much shelf space, you know, in retail and maybe those decisions haven’t been made but just trying to gauge kind of, you know, how you see the meat case kind of shaking out.

And what do you think, you know, in terms of total number of pounds consumed do you have any sort of forecast for how much if any change there’s going to be with the big shift from food service to retail?

Joe Sanderson: Well, it – I remember a deal one time. I sat in. A guy – the average consumer has about $85 a week to spend at the grocery store – average – the average consumer.

And I cannot see them going in and buying a 12-pound tenderloin at $9 a pound. They’re not going to do that. That takes all their money doesn’t it? So they’re not going to do that.

They’re going to buy a package of Sanderson Farms boneless breast for $3.99 a pound and take that home instead of that. It’d cost them all of their money to buy that beef tenderloin so they’re not going to buy that even if it’s discounted like that instead of – even – instead of selling for $30 a pound if they discount it down to $9.99 a pound and weighs 12 pounds that’d take all their money so they’re not going to buy that. And my wife would buy two of them but she’s not an average consumer.

Page | 30

Michael Piken: Got it. All right, thank you.

Male 3: Thanks Mike.

Joe Sanderson: Stay safe Mike. Stay safe.

Operator: Our next question comes from Adam Samuelson of Goldman Sachs.

Adam Samuelson: Yes. Thanks. Good morning. Good to hear from everybody and glad – really appreciate you guys doing this call. It’s been incredibly helpful.

Joe Sanderson: Good Adam.

Adam Samuelson: I – my first question just Joe, Lampkin, Mike and back to the – earlier you talked about kind of the decision on the big bird side and you can – running it through the eight – can the – cutout value compensate for the higher processing costs? Of course, that’s your big bird plant.

With where prices are today how far is that cutout in the spot market from changing your decision process about pushing more products through a retail tray facility?

(Crosstalk)

Male 3: Adam has said a lot.

Joe Sanderson: Yes.

Page | 31

Male 3: I don’t have that number.

Joe Sanderson: Oh. Those have said, you know, our total…

(Crosstalk)

Male 3: Yes.

Joe Sanderson: Just do the calculation. We’re not close.

Male 2: We’re not.

Joe Sanderson: We’re not close to euthanizing.

Adam Samuelson: Okay. All right, that’s very helpful. And then just for me just – and as I think about are you seeing – as you think about the surge in orders the – that happened in March are you seeing a – have you seen any cancellations on the back end in some of that pantry loading is being slowed down a little bit or is everything there impacted?

Male 2: No. Cancellation…

(Crosstalk)

Joe Sanderson: Yes.

Male 3: No.

Page | 32

Mike Cockrell: You know, and, you know, that initial surge happened Adam right after stay at home orders were issued. There were stay at home orders issued yesterday in four states, three of which in our service area: Georgia, Florida and Mississippi.

And when I went to the grocery store last night in Mississippi after the order came out at noon yesterday there was absolutely no meat period, no beef, no pork, no chicken.

I would be very surprised if you don’t see that same environment today in Florida and Georgia.

(Crosstalk)

Male 3: So you’re going to see another surge.

Joe Sanderson: We’re going – our orders – our guarantee in our orders out of Florida and Georgia today will be up.

Male 3: They’ll be up. And, I mean, there was literally no meat in the meat case last night here so…

Adam Samuelson: Okay. Well…

(Crosstalk)

Adam Samuelson: I appreciate that.

Joe Sanderson: Yes.

Adam Samuelson: Okay that’s all. I appreciate the call and thank you guys and stay safe.

Page | 33

Joe Sanderson: Adam you stay safe as well.

Male 2: Thank you.

Operator: Ladies and gentlemen that concludes the question and answer section of today’s call. I would now like to hand back to Mr. Sanderson for any additional or closing remarks.

Joe Sanderson: Thank you all for spending time with us this morning and stay safe and we’ll schedule a future calls as warranted by any changing conditions. Thank you all.

Operator: Ladies and gentlemen that concludes today’s conference call. Thank you for participating. You may now disconnect.

Page | 34